Exhibit 4.2
SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
     This Second Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made and entered into as of December 9, 2005 by and among Asthmatx, Inc., a California corporation (the “Company”), and the persons and entities listed on Exhibit A attached hereto (the “Investors”).
W I T N E S S E T H:
     WHEREAS, certain of the Investors are currently holders of outstanding shares of the Company’s Common Stock (“Qualified Common Stock”), and/or the Company’s Series AA Preferred Stock (the “Series AA Stock”);
     WHEREAS, certain of the Investors held warrants (which have now all expired) issued by Broncus Technologies, Inc. (“Broncus”) in connection with investments made by such Investors’ in the Series D preferred stock financing of Broncus (the “Warrants”), each such Warrant, in connection with a dividend of certain shares of the Company’s capital stock to Broncus shareholders, entitled the holder thereof to receive upon exercise or conversion thereof certain shares of the Company’s Common Stock, and certain Investors had exercised such Warrants prior to their expiration in exchange for shares of such Common Stock (the “Warrant Common Shares”);
     WHEREAS, certain of the Investors (the “Series BB Investors”) are currently holders of outstanding shares of the Company’s Series BB Preferred Stock (“Series BB Stock”) pursuant to that certain Series BB Preferred Stock Purchase Agreement by and among the Company and such Series BB Investors dated March 5, 2004 (the “Series BB Agreement”).
     WHEREAS, the Company and certain of the Investors (the “Prior Investors”) entered into that certain Amended and Restated Investors’ Rights Agreement dated March 5, 2004 (the “Prior Rights Agreement”) pursuant to which the Prior Investors were granted certain information and registration rights and rights of first refusal;
     WHEREAS, certain of the Investors (the “Series CC Investors”) have agreed to purchase shares of the Company’s Series CC Preferred Stock (“Series CC Stock”) pursuant to that certain Series CC Preferred Stock Purchase Agreement by and among the Company and such Series CC Investors dated of even date herewith (the “Series CC Agreement”). The Series CC Agreement provides that, as a condition to the Investors’ purchase of Series CC Stock thereunder, the Company will enter into this Agreement and the Investors will be granted the rights set forth herein; and
     WHEREAS, the Company and the undersigned parties hereto desire to enter into this Agreement in order to amend, restate and replace their rights and obligations under the Prior Rights Agreement with the rights and obligations set forth in this Agreement. Section 4.2 of the Prior Rights Agreement provides that the Prior Rights Agreement may be amended by the written consent of the holders of at least two-thirds (2/3) of the “Investors’ Shares” (as defined in Section

4.2 of the Prior Rights Agreement) and the undersigned parties to this Agreement hold at least two-thirds (2/3) of the Investors’ Shares, as defined in the Prior Rights Agreement.
     NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:
     1. COVENANTS OF THE COMPANY; INFORMATION RIGHTS.
          1.1 Financial Information. The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with U.S. generally accepted accounting principles consistently applied (except as noted therein), and will set aside on its books all such proper accruals and reserves as shall be required under U.S. generally accepted accounting principles consistently applied. The Company covenants and agrees that, commencing on the date of this Agreement, for so long as any Investor holds at least 150,000 shares of any combination of shares of Series AA Stock, Series BB Stock, or Series CC Stock (the “Preferred Stock”) or Qualified Common Stock, or any combination thereof and/or the equivalent number (on an as-converted basis) of shares of Common Stock of the Company issued upon the conversion of such shares of the Preferred Stock (“Conversion Stock”) and/or Warrant Common Shares, or any combination of any of the foregoing, the Company will:
               (a) Annual Reports. Furnish to such Investor, as soon as practicable and in any event within ninety (90) days after the end of each fiscal year of the Company, a consolidated Balance Sheet as of the end of such fiscal year, a consolidated Statement of Income and a consolidated Statement of Cash Flows of the Company and its subsidiaries for such year, setting forth in each case in comparative form the figures from the Company’s previous fiscal year (if any), all prepared in accordance with generally accepted accounting principles and practices and audited by nationally recognized independent certified public accountants;
               (b) Quarterly Reports. Furnish to such Investor as soon as practicable, and in any case within forty-five (45) days after the end of each fiscal quarter of the Company (except the last quarter of the Company’s fiscal year), quarterly unaudited financial statements, including an unaudited Balance Sheet, an unaudited Statement of Income and an unaudited Statement of Cash Flows;
               (c) Monthly Reports. Furnish to such Investor who holds more than 500,000 Registrable Securities (a “Major Investor”) as soon as practicable, and in any case within twenty (20) days of the end of each calendar month (except the last month of the Company’s fiscal year and the last month of each fiscal quarter), monthly unaudited financial statements, including an unaudited Balance Sheet, an unaudited Statement of Income and an unaudited Statement of Cash Flows, together with a comparison to the Annual Plan (as defined below) and statements of the Chief Financial Officer of the Company explaining any significant differences in the statements from the Annual Plan for the month covered and stating that such statements fairly present the consolidated financial position and consolidated financial results of the Company for the month covered; and

               (d) Annual Budget. Furnish to each Major Investor as soon as practicable and in any event at least thirty (30) days prior to the close of each fiscal year of the Company, an annual operating plan and budget, broken down by month and in reasonable detail, for the next immediate fiscal year (the “Annual Plan”). The Company shall also furnish to such Investor, within a reasonable time of its preparation, amendments to the Annual Plan, if any.
          (e) Confidentiality. Each Investor agrees to hold all information received pursuant to this Section 1 in confidence, and not to use or disclose any of such information to any third party, except to the extent such information may be made publicly available by the Company and except as required by law, rule, regulation or other governmental order; provided, however, that Investors may make such disclosures of such information (i) on a confidential basis as are reasonably necessary to their limited partners, general partner or management company, affiliates, agents, attorneys or accountants (each, a “Permitted Dislcosee”) to monitor and protect their investment in the Company, (ii) that is communicated to them free of any obligation of confidentiality; (iv) that is developed by an Investor or its agents independently of and without reference to any confidential information communicated by the Company. Furthermore, nothing contained herein shall prevent any Investor or Permitted Disclosee from entering into any business, entering into any agreement with a third party, or investing in or engaging in investment discussions with any other company, provided that such Investor or Permitted Disclosee does not, except as permitted in accordance with this Section 1.1(e), use or disclose any proprietary or confidential information of the Company in connection with such activities.
          1.2 Inspection Rights. The Company shall permit each Investor who has the right to information under Section 1.1(a), at such Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Investor for purposes solely of monitoring its investment in the Company.
          1.3 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.
          1.4 Key Man Insurance. Subject to the approval of the Board, the Company will use commercially reasonable efforts to obtain and maintain in full force and effect term life insurance in the amount of one million ($1,000,000) dollars on the life of Glen French; naming the Company as beneficiary.
          1.5 Director and Officer Insurance. The Company will use commercially reasonable efforts to obtain and maintain in full force and effect director and officer liability insurance in the amount of $2,000,000.
          1.6 Invention Assignment and Confidentiality Agreement. The Company shall require all employees and consultants to execute and deliver an invention assignment and confidentiality agreement substantially in a form approved by the Company’s counsel or Board.

          1.7 Approval. The Company shall not without the approval of a majority of the disinterested members of the Board, authorize or enter into any transactions with any director or management employee, or such director’s or employee’s immediate family.
          1.8 Indemnification and Advancement. The Company hereby agrees to hold harmless and indemnify each of the Series CC Investors for any loss, damage or injury suffered by such Series CC Investor (excluding any consequential or indirect damages) as a result of the failure of any of the Company’s representations and warranties in Section 3 of the Series CC Agreement, provided, however, that that the aggregate liability that the Company shall have to a Series CC Investor hereunder shall, notwithstanding anything to the contrary herein, under no circumstances exceed the total dollar amount paid by such Series CC Investor for its Series CC Stock under the Series CC Agreement.
          1.9 Preservation of Qualified Small Business Stock Status. For at least as long any Preferred Stock are held by any Investor or by a transferee of such Investor in whose hands the Preferred Stock are eligible to qualify as Qualified Small Business Stock under Code Section 1202(c), the Company shall use diligent efforts to cause the Preferred Stock to qualify as Qualified Small Business Stock under Code Section 1202(c); provided, however, that such requirement shall not be applicable if the Board of Directors of the Company determines, in its good faith business judgment, that such qualification is inconsistent with the best interests of the Company.
          1.10 Expenses for Board and Meeting Attendance. The Company shall reimburse all reasonable expenses (including airfare) incurred by members of its Board to attend Board and Board Committee meetings as well as other meetings attended by them in connection with assisting the Company to carry out its business.
          1.11 Indemnification. The Company will not alter the indemnification provisions of its Restated Articles (as defined in the Series CC Agreement) or Bylaws in a manner that reduces the protection afforded to directors or officers of the Company for so long as any representative of the Investors serves on the Board.
          1.12 Issuance of Options. Options remaining available for grant under the Company’s 2003 Equity Incentive Plan (the “2003 Plan”) will only be granted under such arrangements or contracts as are recommended by management and approved by the Board (or the Compensation Committee thereof).
          1.13 Stock Vesting and Right of Repurchase. Unless otherwise approved by the Board (or its Compensation Committee), all stock options and stock awards issued after the Closing under the Company’s 2003 Plan to employees, directors, consultants and other service providers will (a) be subject to four year vesting with a one (1) year cliff, provided that there shall be no cliff vesting for an optionee once he/she has been with the Company for more than one (1) year (b) shall not be entitled to any special acceleration of vesting. Unless otherwise approved by the Board (or its Compensation Committee), if options granted under the 2003 Plan after the Closing provide for exercise prior to vesting, or if stock awards made after the Closing under the 2003 Plan are subject to vesting, then such options and stock awards shall provide for a Company right to repurchase unvested shares upon termination of employment (with or without cause) of the holder of such unvested shares at the price per share at which such shares of stock were originally purchased.
          1.14 Restrictions on Sales. Unless otherwise approved by the Board (or its Compensation Committee), all shares of Common Stock (or options therefor) issued after the Closing (other than Common Stock issued upon conversion of Preferred Stock) shall provide for a Company right of first refusal on transfers on terms and conditions substantially the same as those set forth in the Company’s current form of stock option agreement and provide for standard “market stand-off” provisions.
          1.15 Certain Covenants Relating to SBA Matters.
               (a) Use of Proceeds. The Company certifies that it will use the proceeds from the investment for its working capital, growth, modernization or expansion. The Company shall provide each Investor that is a licensed Small Business Investment Company (an “SBIC Investor”) and the Small Business Administration (the “SBA”) reasonable access to the Company’s books and records for the purpose of confirming the use of proceeds (to the extent such access is reasonably required by such SBIC Investor or the SBA to comply with applicable law).
               (b) Business Activity. For a period of one year following the closing date of the investment, the Company shall not change the nature of its business activity if such change would render the Company ineligible as provided in 13 C.F.R. Section 107.720.
               (c) Compliance. So long as any SBIC Investor holds any securities of the Company, the Company will at all times comply with the non-discrimination requirements of 13 C.F.R. Parts 112, 113, and 117.
               (d) Information of SBIC Investor. Within 90 days after the end of each fiscal year and at such other times as an SBIC Investor may reasonably request (and only to the extent reasonably necessary to permit such SBIC Investor to comply with applicable law), the Company shall deliver to such SBIC Investor a written assessment, in form and substance reasonably satisfactory to such SBIC Investor, of the economic impact of such SBIC Investor’s financing specifying the full-time equivalent jobs created or retained in connection with such investment, and the impact of the financing on the Company’s business in terms of profit and on taxes paid by the Company and its employees. Upon request, the Company agrees to promptly provide each SBIC Investor with sufficient information to permit such Investor to comply with its obligations under the Small Business Investment Act; provided however, each SBIC Investor agrees that it will protect any information which the Company labels as confidential to the extent permitted by law. Any submission of any financial information under this paragraph shall include a certificate of the Company’s president, chief executive officer, treasurer or chief financial officer. The Company shall provide each SBIC Investor and the SBA, on a confidential basis confirmed in writing by the recipient thereof, reasonable access to the Company’s books, records and properties for the purpose of confirming the use of the proceeds received hereunder.

          1.16 Termination of Certain Rights. The Company’s obligations under Section 1 above will terminate upon the earlier of (a)(1) the acquisition of all or substantially all the assets of the Company or (2) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) or more of the voting power of the corporation or other entity surviving such transaction on account of shares of the Company’s stock held by them immediately prior to such consolidation, merger or other reorganization, and (b) the closing of the Company’s initial public offering of Common Stock pursuant to an effective registration statement filed under the U.S. Securities Act of 1933, as amended (the “Securities Act”); provided, however, that in the event that such initial public offering does not constitute a “Qualified Public Offering” (as defined in Section 3.5 below), then the obligations under Sections 1.1 and 1.2 above shall, in the event that the Company is thereafter not required to file annual or periodic reports with the Securities and Exchange Commission under Section 13 or Section 15 of the Securities Exchange Act of 1934, as amended, be reinstated as to any Investor who continues to hold shares of Preferred Stock and who holds the requisite number of shares of the Company’s Preferred Stock and/or Conversion Stock for so long as such Investor continues to hold any shares of Preferred Stock and such requisite number of shares of Preferred Stock and/or Conversion Stock.
     2. REGISTRATION RIGHTS; RESTRICTIONS ON TRANSFER.
          2.1 Definitions. For purposes of this Section 2:
               (a) Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.
               (b) Registrable Securities. The term “Registrable Securities” means: (1) all the shares of Common Stock of the Company issued or issuable upon the conversion of any shares of Preferred Stock and all Warrant Common Shares and (2) any shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, all such shares of Common Stock described in clause (1) of this subsection (b); excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement or any Registrable Securities sold to the public or sold pursuant to Rule 144 promulgated under the Securities Act.
               (c) Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of shares of Common Stock which are Registrable Securities and (1) are then issued and outstanding, or (2) are then issuable pursuant to the exercise or conversion of then outstanding and then exercisable options, warrants or convertible securities.

               (d) Holder. For purposes of this Section 2 and Sections 3 and 4 hereof, the term “Holder” means any person owning of record Registrable Securities that have not been sold to the public or pursuant to Rule 144 promulgated under the Securities Act or any assignee of record of such Registrable Securities to whom rights under this Section 2 have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Agreement, a record holder of shares of Preferred Stock convertible into such Registrable Securities shall be deemed to be the Holder of such Registrable Securities; and provided, further, that the Company shall in no event be obligated to register shares of Preferred Stock, and that Holders of Registrable Securities will not be required to convert their shares of Preferred Stock into Common Stock in order to exercise the registration rights granted hereunder, until immediately before the closing of the offering to which the registration relates.
               (e) Form S-3. The term “Form S-3” means such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
               (f) SEC. The term “SEC” or “Commission” means the U.S. Securities and Exchange Commission.
          2.2 Restrictions on Transfer.
               (a) Each Holder agrees not to make any disposition of all or any portion of the Preferred Stock or Registrable Securities unless and until:
                    (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or
                    (ii) (A) the transferee has agreed in writing to be bound by the terms of Section 2.2 of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances.
               (b) Notwithstanding the provisions of subsection (a) above, no such restriction shall apply to a transfer by a Holder that is (A) a partnership transferring to its partners or former partners in accordance with partnership interests or any of its affiliates, (B) a corporation transferring to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of the Holder, (C) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company or any of its affiliates, or (D) an individual transferring to the Holder’s family member or trust for the benefit of an individual Holder; provided that in each case the transferee will agree in writing to be subject to the terms of Section 2.2 of this Agreement to the same extent as if he were an original Holder hereunder.
               (c) Legends.
                    (i) It is understood that the certificates evidencing shares of Preferred Stock and the Registrable Securities will bear the legend set forth below:
               THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
                    (ii) It is further understood that the certificates evidencing the Preferred Stock and Registrable Securities will also bear any legend required by the laws of the State of California, including any legend required by the California Department of Corporations and Sections 417 and 418 of the California Corporations Code or any other state securities laws, and that the certificates representing the Preferred Stock may also bear a legend substantially in the form of the following:
               THE SHARES EVIDENCED BY THIS CERTIFICATE: (1) ARE CONVERTIBLE INTO SHARES OF COMMON STOCK OF THE COMPANY AT THE OPTION OF THE HOLDER AT ANY TIME PRIOR TO AUTOMATIC CONVERSION THEREOF; (2) AUTOMATICALLY CONVERT INTO COMMON STOCK OF THE COMPANY IN THE EVENT OF A PUBLIC OFFERING MEETING CERTAIN REQUIREMENTS OR UPON CERTAIN CONSENTS OF THE HOLDERS OF THE COMPANY’S PREFERRED STOCK ALL PURSUANT TO AND UPON THE TERMS AND CONDITIONS SPECIFIED IN THE COMPANY’S ARTICLES OF INCORPORATION. A COPY OF SUCH ARTICLES OF INCORPORATION MAY BE OBTAINED, WITHOUT CHARGE, AT THE COMPANY’S PRINCIPAL OFFICE.

               The legend set forth in (i) above shall be removed by the Company from any certificate evidencing Preferred Stock or Registrable Securities upon delivery to the Company of an opinion by counsel, reasonably satisfactory to the Company, that a registration statement under the 1933 Act is at that time in effect with respect to the legended security or that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Company issued the Preferred Stock or the Registrable Securities.
          2.3 Demand Registration.
               (a) Request by Holders. If the Company shall receive (i) at any time before the initial public offering of the Company’s stock registered under the Securities Act, a written request from the Holders of at least a majority of the Registrable Securities then outstanding, or (ii) at any time after the initial public offering of the Company’s stock registered under the Securities Act, a written request from the Holders of Registrable Securities that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 2.3, then the Company shall, within ten (10) business days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities which Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2.3; provided, however, that the Registrable Securities requested to be registered pursuant to (ii) above must have an anticipated aggregate public offering price (before any underwriting discounts and commissions) of not less than Fifteen Million Dollars ($15,000,000.00).
               (b) Underwriting. If the Holders initiating the registration request under this Section 2.3 (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the written notice referred to in subsection 2.3(a). In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration.
               (c) Maximum Number of Demand Registrations. The Company is obligated to effect only three (3) such registrations pursuant to this Section 2.3.
               (d) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 2.3, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.
               (e) Expenses. All expenses incurred in connection with a registration pursuant to this Section 2.3, including without limitation all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and reasonable fees and disbursements of one counsel for the selling Holders (but excluding underwriters’ discounts and commissions), shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 2.3 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree to forfeit their right to one (1) demand registration pursuant to this Section 2.3 (in which case such right shall be forfeited by all Holders of Registrable Securities); provided, however, that (i) if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, or (ii) if, after the Company has deferred the filing of a registration statement in accordance with subsection 2.3(d), the Holders have learned of a material adverse change in general market conditions for the Company’s Registrable Securities not known to the Holders at the time of such Company deferral and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to this Section 2.3.
          2.4 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.3 or Section 2.5 of this Agreement, or to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein. No shareholder of the Company shall be granted registration rights equal to or senior to those of the holders of the Registrable Securities without the consent of the holders of at least a majority of the Registrable Securities then outstanding.
               (a) Underwriting. If a registration statement under which the Company gives notice under this Section 2.4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such Holder and third, to any other shareholders; provided however, that the right of the underwriters to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that the number of Registrable Securities included in any such registration is not reduced below twenty percent (20%) of the shares included in the registration, except for a registration relating to the Company’s initial public offering from which all Registrable Securities may be excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder”, and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder”, as defined in this sentence.
               (b) Expenses. All expenses incurred in connection with a registration pursuant to this Section 2.4 (excluding underwriters’ and brokers’ discounts and commissions), including, without limitation all federal and “blue sky” registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company.
          2.5 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of at least twenty percent (20%) of all Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 (or any other successor Form S-3) or any similar short form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:
               (a) Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and
               (b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.5:
                    (1) if Form S-3 (or any successor or similar short form) is not available for such offering by the Holders;
                    (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than One Million Dollars ($1,000,000);
                    (3) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement no more than once during any nine month period for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 2.5;

                    (4) if the Company has, within the twelve (12) month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 2.5; or
                    (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.
               (c) Expenses. Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered pursuant to this Section 2.5 as soon as practicable after receipt of the request or requests of the Holders for such registration. The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Section 2.5 (excluding underwriters’ or brokers’ discounts and commissions), including without limitation all filing, registration and qualification, printers’ and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders and counsel for the Company.
               (d) Not Demand Registration. Form S-3 registrations shall not be deemed to be demand registrations as described in Section 2.3 above.
          2.6 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:
               (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days.
               (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.
               (c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.
               (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.
               (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.
               (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.
               (g) Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.
          2.7 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.3, 2.4 or 2.5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.
          2.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.
          2.9 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.3, 2.4 or 2.5:
               (a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the “1934 Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the l934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):
                    (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;
                    (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or
                    (iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any federal or state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this subsection 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder.
               (b) By Selling Holders. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the 1934 Act (on a several and not joint basis), against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by a Holder under this Section 2.9(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the sale of its Registrable Securities in the registered offering out of which such Violation arises.
               (c) Notice. Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.
               (d) Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act; provided, however, that this condition shall only apply where the indemnified party had an obligation to provide the Final Prospectus to such person.
               (e) Contribution. If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering of its Registrable Securities received by such Holder. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided, however, that in no event shall the provisions of such underwriting agreement impose potential liability on a Holder for indemnity or contribution in excess of the net proceeds from the offering of its Registrable Securities received by such Holder; provided, further, however, the provisions on indemnification and contribution contained in the underwriting agreement shall not be deemed to be in conflict with the foregoing provisions solely by virtue of the fact that the underwriting agreement is silent on them.
               (f) Survival. The obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
          2.10 “Market Stand-Off” Agreement. Each Holder hereby agrees that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any Registrable Securities or other shares of stock of the Company then owned by such Holder (other than to donees or partners of the Holder who agree to be similarly bound and other than those included in the registration) for up to one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act; provided, however, that:
               (a) such agreement shall be applicable only to the first such registration statement of the Company which covers securities to be sold on its behalf to the public in an underwritten offering but not to Registrable Securities sold pursuant to such registration statement;
               (b) all executive officers and directors of the Company then holding Common Stock of the Company, and shareholder(s) holding one percent (1%) or more of the Company’s capital stock enter into similar agreements, or are similarly bound; and
               (c) such agreement prohibits the Company or the underwriters from selectively releasing certain persons from the market stand-off provisions.
          In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section and to impose stop transfer instructions with respect to the Registrable Securities and such other shares of stock of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

          Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto.
          2.11 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to:
               (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;
               (b) Use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements); and
               (c) So long as a Holder owns any Registrable Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the 1934 Act (at any time after it has become subject to the reporting requirements of the 1934 Act), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the 1934 Act).
          2.12 Termination of the Company’s Obligations. The Company shall have no obligations pursuant to Sections 2.3 through 2.5 with respect to: (i) any request or requests for registration made by any Holder on a date more than seven (7) years after the closing date of the Company’s initial public offering; or (ii) any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 2.3, 2.4 or 2.5 if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may be sold in a three-month period without registration under the Securities Act pursuant to Rule 144 under the Securities Act.
     3. RIGHT OF FIRST REFUSAL.
          3.1 General. Each Holder (as defined in subsection 2.1(d)) and any party to whom such Holder’s rights under this Section 3 have been duly assigned in accordance with subsection 4.1(b) (each such Holder or assignee being hereinafter referred to as a “Rights Holder”) has the right of first refusal to purchase such Rights Holder’s Pro Rata Share (as defined below in this Section 3.1), of all (or any part) of any “New Securities” (as defined in Section 3.2 below) that the Company may from time to time issue after the date of this Agreement. A Rights

Holder’s “Pro Rata Share” for purposes of the right of first refusal granted under this Section 3.1 is the ratio of (a) the number of Registrable Securities as to which such Rights Holder is the Holder (and/or is deemed to be the Holder under subsection 2.1(d)), to (b) a number of shares of Common Stock of the Company equal to the sum of (1) the total number of shares of Common Stock of the Company then outstanding, plus (2) the total number of shares of Common Stock of the Company into which all then outstanding shares of Preferred Stock of the Company are then convertible, plus (3) the number of shares of Common Stock of the Company issuable upon exercise of any outstanding options, warrants or other convertible securities of the Company or upon conversion of any convertible securities that are issuable upon the exercise of any of the foregoing.
          3.2 New Securities. “New Securities” shall mean any Common Stock or Preferred Stock of the Company, whether now authorized or not, and rights, options or warrants to purchase such Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Common Stock or Preferred Stock; provided, however, that the term “New Securities” does not include:
               (a) any shares of the Company’s Common Stock (and/or options, warrants or rights directly or indirectly exercisable therefore and the underlying Common Stock) issued to employees, officers, or directors of, or contractors, consultants or advisors to the Company pursuant to stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Board;
               (b) any securities issuable upon conversion of or with respect to any shares of Preferred Stock or Common Stock or other securities issuable upon conversion thereof;
               (c) any shares of Series CC Preferred issued pursuant to the Series CC Agreement;
               (d) any securities issuable upon exercise of any options, warrants or rights to purchase any securities of the Company outstanding on the date of this Agreement (“Warrant Securities”) and any securities issuable upon the conversion of any Warrant Securities or upon the exercise or conversion of any securities, if such securities were first offered to the Rights Holders hereunder;
               (e) shares of the Company’s Common Stock or Preferred Stock issued in connection with any stock split or stock dividend;
               (f) securities offered by the Company to the public pursuant to a bona fide, firmly underwritten public offering registered under the Securities Act in connection with which (or prior to) all outstanding Preferred Stock is converted to Common Stock;
               (g) shares of the Company’s Common Stock or Preferred Stock (and/or options or warrants therefor) issued or issuable to parties in connection with such parties’ providing the Company with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, cash price reductions or similar financing pursuant to contracts or other arrangements approved by at least 80% of the members of the Board in resolutions acknowledging that the right of first refusal will not apply with respect to the issuance of such shares; or
               (h) securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other corporation or entity.
          3.3 Procedures. In the event that the Company proposes to undertake an issuance of New Securities, it shall give to each Rights Holder written notice of its intention to issue New Securities (the “Notice”), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities. Each Rights Holder shall have twenty (20) days from the date of mailing of any such Notice to agree in writing to purchase up to such Rights Holder’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Rights Holder’s Pro Rata Share). If any Rights Holder fails to so agree in writing within such twenty (20) day period to purchase such Rights Holder’s full Pro Rata Share of an offering of New Securities (a “Nonpurchasing Holder”), then such Nonpurchasing Holder shall forfeit the right hereunder to purchase that part of his Pro Rata Share of such New Securities that he did not so agree to purchase and the Company shall promptly give each Rights Holder who has timely agreed to purchase his full Pro Rata Share of such offering of New Securities (a “Purchasing Holder”) written notice of the failure of any Nonpurchasing Holder to purchase such Nonpurchasing Rights Holder’s full Pro Rata Share of such offering of New Securities (the “Overallotment Notice”). Each Purchasing Holder shall have a right of overallotment such that such Purchasing Holder may agree to purchase a portion of the Nonpurchasing Holders’ unpurchased Pro Rata Shares of such offering on a pro rata basis according to the relative Pro Rata Shares of the Purchasing Rights Holders, at any time within five (5) days after receiving the Overallotment Notice.
          3.4 Failure to Exercise. To the extent that the Rights Holders fail to timely exercise in full the right of first refusal provided for in Section 3.3, then the Company shall have 120 days after the expiration of the time periods provided for in Section 3.3 to sell the New Securities with respect to which the Rights Holders’ rights of first refusal hereunder were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Company’s Notice to the Rights Holders. In the event that the Company has not issued and sold the New Securities within such 120 day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to this Section 3.
          3.5 Termination. This right of first refusal shall terminate upon the earlier of (a) the closing of the first underwritten sale of Common Stock of the Company to the public pursuant to a registration statement filed with, and declared effective by, the SEC under the

Securities Act, covering the offer and sale of Common Stock to the public for an aggregate gross public offering price (calculated before deduction of underwriters’ discounts and commissions) of at least Twenty Five Million Dollars ($25,000,000) and the public offering price per share of which equals or exceeds Four Dollars Eighty One and Eight Tenths Cents ($4.818) per share (a “Qualified Public Offering”), or (b)(1) the acquisition of all or substantially all the assets of the Company or (2) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) or more of the voting power of the corporation or other entity surviving such transaction on account of shares of the Company’s stock held by them immediately prior to such consolidation, merger or other reorganization.
          3.6 Special Right of First Refusal. To the extent that the Company does not exercise any right of first refusal it may have to repurchase shares of its Common Stock issued pursuant to exercises of options or stock awards granted under the its 2003 Equity Incentive Plan, then in the event that the holder of such shares of Common Stock (a “Common Stock Holder”) gives the Company notice of an intention to transfer such shares (“Offered Shares”) to a third party (a “Transfer Notice”), the Company shall, to the extent permitted by the applicable contracts and law, assign to each of the Rights Holders its “Pro Rata Share” (as defined below in this Section 3.6) of the Company’s right of first refusal and follow the procedures set forth below in this Section 3.6. For purposes of this Section 3.6, Rights Holder’s “Pro Rata Share” is the ratio of (a) the number of Registrable Securities as to which such Rights Holder is the Holder (and/or is deemed to be the Holder under subsection 2.1(d)), to (b) the number of Registrable Securities as to which all Rights Holders are the Holders (and/or are deemed to be the Holders under subsection 2.1(d)).
               (a) Procedures. Within ten (10) days of receipt of a Transfer Notice, the Company shall give to each Rights Holder written notice (a “Section 3.6 Notice”) of the receipt of such Transfer Notice, which shall also set forth all of the information provided by the Common Stock Holder to the Company regarding the proposed transferee and the offered price for the Offered Shares, and include the name and address of the Common Stock Holder, a statement of the number of Offered Shares being made available to the Rights Holders (after deducting those which the Company intends to repurchase). Each Rights Holder shall have fifteen (15) days from the date of mailing of any such Section 3.6 Notice to agree in writing to purchase up to such Rights Holder’s Pro Rata Share of such Offered Shares for the price and upon the general terms specified in the Section 3.6 Notice by giving written notice to the Company and the Common Stock Holder and stating therein the quantity of Offered Shares to be purchased (not to exceed such Rights Holder’s Pro Rata Share). If any Rights Holder fails to so agree in writing within such fifteen (15) day period to purchase such Rights Holder’s full Pro Rata Share of an offering of Offered Shares, then such Rights Holder shall forfeit the right hereunder to purchase that part of his Pro Rata Share of such Offered Shares that he did not so agree to purchase.
               (b) Termination. This right of first refusal shall terminate at the same time that the right of first refusal provided for in Section 3.1 terminates pursuant to the provisions of Section 3.5.

     4. ASSIGNMENT AND AMENDMENT.
          4.1 Assignment. Notwithstanding anything herein to the contrary:
               (a) Information Rights. The rights of an Investor under Section 1.1 or 1.2 hereof may be assigned only to a party who acquires from an Investor (or an Investor’s permitted assigns) at least that number of shares of Common Stock or Preferred Stock and/or an equivalent number (on an as-converted basis) of shares of Conversion Stock described in Section 1.1 or 1.2 hereof, respectively; provided, however that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided, further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 4, by agreeing in a writing satisfactory to the Company to be bound by the terms hereof.
               (b) Registration Rights and Rights of First Refusal. The registration rights of a Holder under Section 2 hereof and/or the rights of first refusal of a Holder under Section 3 hereof may be assigned by a Holder to a transferee or assignee of Registrable Securities which (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member of a Holder, (b) is a Holder’s family member or trust for the benefit or an individual Holder, (c) is an affiliate of a Holder, or (d) acquires at least 10,000 shares of Preferred Stock and/or an equivalent number (on an as-converted basis) of Registrable Securities issued upon conversion thereof; provided, however that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 4, by agreeing in a writing satisfactory to the Company to be bound by the terms hereof.
          4.2 Amendment of Rights.
               (a) Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investors (and/or any of their permitted successors or assigns) holding shares of Common Stock and Preferred Stock and/or Conversion Stock representing and/or convertible into at least a majority of all the Investors’ Shares (as defined below). As used herein, the term “Investors’ Shares” shall mean the shares of Common Stock and Common Stock then issuable upon conversion of all then outstanding shares of Preferred Stock plus all then outstanding shares of Conversion Stock that were issued upon the conversion of any shares of Preferred Stock. Any amendment or waiver effected in accordance with this Section 4.2 shall be binding upon each Investor, each permitted successor or assignee of such Investor, and the Company. Notwithstanding the foregoing, if any amendment or waiver materially and adversely changes the express rights hereunder of one or more Investors who do not consent in writing thereto (a “Nonconsenting Investors”) in a manner that is materially and adversely different from the corresponding change, if any, to the express rights hereunder of other Investors, then such amendment or waiver shall not be effective as against the Nonconsenting Investors without the written consent of the holders of a majority of Registrable Securities held by all Investors whose express rights hereunder were changed by such amendment or waiver in substantially the same manner as the Nonconsenting Investors.
               (b) Notwithstanding anything herein to the contrary, if pursuant to Section 2.3 of the Series CC Agreement, additional parties purchase shares of Series CC Stock pursuant to the Series CC Agreement, as amended from time to time, as “New Investors” thereunder, then each such New Investor shall become a party to this Agreement as an “Investor” hereunder, without the need for any consent, approval or signature of any Investor hereunder when such New Investor has both: (i) purchased shares of Series CC Stock under the Series CC Agreement, as amended from time to time, and paid the Company all consideration payable for such shares, and (ii) executed one or more counterpart signature pages to this Agreement as an “Investor”, with the Company’s consent.
     5. GENERAL PROVISIONS.
          5.1 Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon the earlier of (i) actual receipt, (ii) deposit in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, or (iii) delivery to an express courier service, fees prepaid, as follows:
               (a) if to an Investor, at such Investor’s respective address as set forth on Exhibit A hereto.
               (b) if to the Company, at Asthmatx, Inc., 1340 Space Park Way, Mountain View, CA 94043, Attn. Glendon French, President.
Any party hereto (and such party’s permitted assigns) may by notice so given change its address for future notices hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above.
          5.2 Entire Agreement. This Agreement, together with all the Exhibits hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof, including under the Prior Rights Agreement.
          5.3 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, excluding that body of law relating to conflict of laws and choice of law.
          5.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.
          5.5 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.
          5.6 Successors And Assigns. Subject to the provisions of Section 4, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.
          5.7 Captions. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.
          5.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          5.9 Costs And Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.
          5.10 Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of the Company of any class or series, then, upon the occurrence of any subdivision, recapitalization, combination or stock dividend of such class or series of stock following the date of this Agreement, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, recapitalization, combination or stock dividend.
          5.11 Aggregation of Stock. All shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
          5.12 Prior Rights Agreement Superseded/Waiver. Pursuant to Section 4.2 of the Prior Rights Agreement, the undersigned parties who are parties to such Prior Rights Agreement hereby (i) amend and restate the Prior Rights Agreement to read in its entirety as set forth in this Agreement, all with the intent and effect that the Prior Rights Agreement shall be hereby be terminated and entirely replaced and superseded by this Agreement and (ii) waive, on behalf of each “Holder” (as defined in the Prior Rights Agreement), the application of the right of first refusal set forth in Section 3 of the Prior Rights Agreement to the issuance of shares of Series CC Stock pursuant to the Series CC Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.
THE COMPANY:
ASTHMATX, INC.
A California corporation

By:	/s/ Glendon French Glendon French, President

      IN WITNESS WHEREOF, the parties hereto have executed this SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first above written.

Vanguard VII, L.P.

Vanguard VII-A, L.P.

Vanguard VII Accredited Affiliates Fund, L.P.

Vanguard VII Qualified Affiliates Fund, L.P.

By: their General Partner, Vanguard VII

Venture Partners, L.L.C.

By:	/s/ Thomas C. McConnell
/s/ Thomas C. McConnell, Managing Member

[SIGNATURE PAGE TO ASTHMATX, INC. SECOND AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT]

2

      IN WITNESS WHEREOF, the parties hereto have executed this SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first above written.
INVESTORS:
HBM BioCapital (USD) L.P.
By: HBM BioCapital Ltd,
Its: General Partner

By:	/s/ JOHN ARNOLD
Name: JOHN ARNOLD
Title: Chairman & Managing Director
HBM BioCapital (EUR) L.P.
By: HBM BioCapital Ltd.
Its: General Partner

By:	/s/ JOHN ARNOLD
Name: JOHN ARNOLD
Title: Chairman & Managing Director
[SIGNATURE PAGE TO ASTHMATX, INC.
SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

     IN WITNESS WHEREOF, the parties hereto have executed this SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first above written.
INVESTORS:
Private Life BioMed AG
By:	ILLEGIBLE
Name: Gerlinger, Warburg
Title: Managing Directors
Alstertor Private Life GMBH & CO.KG
By:
Name: Walter, Reinhardt
Title: Managing Directors

[SIGNATURE PAGE TO ASTHMATIX, INC. SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

     IN WITNESS WHEREOF, the parties hereto have executed this SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first above written.
INVESTORS:
Private Life BioMed, AG
By:
Name: Gerlinger, Warburg
Title: Managing Directors
Alstertor Private Life GMBH & CO.KG
By:	ILLEGIBLE
Name: Walter, Reinhardt
Title: Managing Directors

[SIGNATURE PAGE TO ASTHMATIC, INC. SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

     IN WITNESS WHEREOF, the parties hereto have executed this SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first above written.
INVESTORS:
Polaris Venture Partners IV, L.P.
By: Polaris Venture Management Co. IV,
L.L.C, its General Partner
By	/s/ William E. Bilodeau
William E. Bilodeau
Attorney-in-fact
Polaris Venture Partners Entrepreneurs' Fund IV, L.P.
By: Polaris Venture Management Co. IV, L.L.C., its
General Partner
By	/s/ William E. Bilodeau
William E. Bilodeau
Attorney-in-fact

[SIGNATURE PAGE TO ASTHMATX, INC. SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

     IN WITNESS WHEREOF, the parties hereto have executed this SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first above written.
INVESTORS:
MedVenture Associates IV, L.P.
By: MedVenture Associates Management IV
Co., LLC, General Partner of MedVenture
Associates IV, L.P.
By:	/s/ Annette Campbell-White
Annette Campbell-White
Managing Member
MedVenture Affiliates IV, L.P.
By: MedVenture Associates Management IV Co., LLC,
General Partner of MedVenture Affiliates IV, L.P.
By:	/s/ Annette Campbell-White
Annette Campbell-White
Managing Member

[SIGNATURE PAGE TO ASTHMATX, INC. SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

     IN WITNESS WHEREOF, the parties hereto have executed this SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first above written.
INVESTORS:
Montreux Equity Partners II SBIC, LP
By: Montreux Equity Managment II SBIC,
LLC, its General Partner
By:	/s/ Howard D. Palefsky
Howard D. Palefsky
Managing Member
Montreux Equity Partners III SBIC, LP
By: Montreux Equity Management III SBIC, LLC, its
General Partner
By:	/s/ Howard D. Palefsky
Howard D. Palefsky
Managing Member

[SIGNATURE PAGE TO ASTHMATX, INC. SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

     IN WITNESS WHEREOF, the parties hereto have executed this SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first above written.
INVESTORS:
Menlo Venture VII, L.P.
By: MV Management VII, LLC, its General
Partner
By:	/s/ H. DuBose Montgomery
H. DuBose Montgomery, Managing Member
(Please Print Name)
Menlo Entrepreneurs Fund VII, L.P.,
By: MV Management VII, LLC, its General
Partner
By:	/s/ H. DuBose Montgomery
H. DuBose Montgomery, Managing Member
(Please Print Name)

[SIGNATURE PAGE TO ASTHMATX, INC. SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

     IN WITNESS WHEREOF, the parties hereto have executed this SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first above written.
INVESTORS:
Kevin McQuillan and Deirdre Roake McQuillan,
Trustees of the Keven McQuillan and
Deirdre Roake McQuillan 1995 Trust U/A/D 12/9/95
/s/ Kevin McQuillan

Kevin McQuillan, Trustee

Deidre Roake McQuillan, Trustee

[SIGNATURE PAGE TO ASTHMATX, INC. SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

     IN WITNESS WHEREOF, the parties hereto have executed this SECOND AMENDED AND RESTATED INVESTOR’S RIGHTS AGREEMENT as of the date first above written.
INVESTORS:
GC&H Investments LLC
By:	/s/ John L. Cardoza
(Signature)

John L. Cardoza
(Print Name)

Managing Member
(Print Title)

GC&H Investments
By:	/s/ John L. Cardoza
(Signature)

John L. Cardoza
(Print Name)

Executive Partner
(Print Title)

[SIGNATURE PAGE TO ASTHMATX, INC.
SECOND AMENDED AND RESTATED INVESTOR’S RIGHTS AGREEMENT]

     IN WITNESS WHEREOF, the parties hereto have executed this SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first above written.
INVESTORS:

F&W Investments LLC — Series 2003		F&W Investments LLC — Series 2006

By:	/s/ Laird H. Simons III Laird H. Simons III	By:	/s/ Laird H. Simons III Laird H. Simons III

	Managing Member (Print Title)		Managing Member (Print Title)

F&W Investments LLC — Series 2001

By:	/s/ Laird H. Simons III Laird H. Simons III

Managing Member (Print Title)

F&W Investments 2000

By:	/s/ Laird H. Simons III Laird H. Simons III

Managing Member (Print Title)
[SIGNATURE PAGE TO ASTHMATX, INC.
SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

      IN WITNESS WHEREOF, the parties hereto have executed this SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first above written.
INVESTORS:

By:	/s/ David Auth

David Auth
[SIGNATURE PAGE TO ASTHMATX, INC. SECOND AMENDED AND RESTATED
INVESTORS’ RIGHTS AGREEMENT]

      IN WITNESS WHEREOF, the parties hereto have executed this SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first above written.
INVESTORS:

By:	/s/ Kevin Knight

Kevin Knight
[SIGNATURE PAGE TO ASTHMATX, INC. SECOND AMENDED AND RESTATED
INVESTORS’ RIGHTS AGREEMENT]

      IN WITNESS WHEREOF, the parties hereto have executed this SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first above written.
INVESTORS:
General Mills Group Trust

By:	/s/ Daralyn Peifer (Signature)
Daralyn B. Peifer (Print Name)
Executive Secretary of the General Mills, Inc. Benefit Finance Committee (Print Title)
[SIGNATURE PAGE TO ASTHMATX, INC.
SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

      IN WITNESS WHEREOF, the parties hereto have executed this SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first above written.
INVESTORS:

By:	/s/ Sanjay Bagade

Sanjay Bagade
[SIGNATURE PAGE TO ASTHMATX, INC. SECOND AMENDED AND RESTATED
INVESTORS’ RIGHTS AGREEMENT]

      IN WITNESS WHEREOF, the parties hereto have executed this SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first above written.
INVESTORS:
Saratoga Ventures IV, LP

By:	/s/ Foster D. Hendrix (Signature)
Foster D. Hendrix (Print Name)
General Partner (Print Title)
INVESTORS:
Saratoga Ventures V, LP

By:	/s/ Foster D. Hendrix (Signature)
Foster D. Hendrix (Print Name)
General Partner (Print Title)
[SIGNATURE PAGE TO ASTHMATX, INC.
SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

      IN WITNESS WHEREOF, the parties hereto have executed this SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first above written.
INVESTORS:
The Board of Trustees of the Leland Stanford
Junior University (DAPER I)

By:	/s/ ILLEGIBLE (Signature)
for Tyler Edelstein (Print Name)
Managing Director-Separate Investments (Print Title)
[SIGNATURE PAGE TO ASTHMATX, INC.
SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

      IN WITNESS WHEREOF, the parties hereto have executed this SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first above written.
INVESTORS:
Boston Scientific Corporation

By:	/s/ Timothy O’Shea (Signature)
Timothy O’Shea (Print Name)
V.P. Business Development (Print Title)
[SIGNATURE PAGE TO ASTHMATX, INC.
SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

      IN WITNESS WHEREOF, the parties hereto have executed this SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first above written.
INVESTORS:
Upper Lake Growth Capital, LLC

By:	/s/ David W. Stassen (Signature)
David W. Stassen (Print Name)
(Print Title)
Crane Island Ventures, LLC

By:	/s/ David W. Stassen (Signature)
David W. Stassen (Print Name)
(Print Title)
[SIGNATURE PAGE TO ASTHMATX, INC.
SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

      IN WITNESS WHEREOF, the parties hereto have executed this SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first above written.
INVESTORS:
CLS I-IV, LLC

By:	/s/ A. Barr Dolan (Signature)
A. Barr Dolan (Print Name)
Manager (Print Title)
Charter Entrepreneurs Fund III LLC

By:	/s/ A. Barr Dolan (Signature)
A. Barr Dolan (Print Name)
Managing Member (Print Title)
[SIGNATURE PAGE TO ASTHMATX, INC.
SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

      IN WITNESS WHEREOF, the parties hereto have executed this SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first above written.
INVESTORS:
SightLine Healthcare Fund III, L.P.
(formerly Piper Jaffray Healthcare Fund III, L.P.)

By:	SightLine Healthcare Management III, LP Its General Partner
/s/ ILLEGIBLE (Signature)
ILLEGIBLE (Print Name)
Managing Director (Print Title)
[SIGNATURE PAGE TO ASTHMATX, INC. SECOND AMENDED AND RESTATED
INVESTORS’ RIGHTS AGREEMENT]

      IN WITNESS WHEREOF, the parties hereto have executed this SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first above written.
INVESTORS:
Mitsui & Co. (U.S.A.), Inc.

By:	/s/ Koichi Ando (Signature)
Koichi Ando (Print Name)
General Manager (Print Title)
[SIGNATURE PAGE TO ASTHMATX, INC.
SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

Exhibit A
Schedule of Investors

	Common	Series AA	Series BB	Series CC
Shareholder	Stock	Preferred	Preferred	Preferred
Alstertor Private Life GMBH & CO.KG c/o Katja Nehrbab M.M. Warburg & CO Schiffahrtstreuhand Gesellschaft mit beschränkter Haftung Ferdinandstrb 65-67 D-20095 Hamburg, Germany	—	—	—	46,657
Boston Scientific Corporation 1 Boston Scientific Place Natick, MA 01760	103,828	2,013,887	622,665	—
Charter Entrepreneurs Fund III LLC 525 University Ave., Ste. 1500 Palo Alto, CA 94301 Attn: A. Barr Dolan	—	31,813	—	—
CLS I-IV, LLC 525 University Ave., Ste. 1500 Palo Alto, CA 94301 Attn: A. Barr Dolan	—	779,697	—	—
Crane Island Ventures, LLC 10400 Viking Drive, Suite 530 Eden Prairie, MN 55344 Attn: David Stassen	—	15,843	—	—
David Auth 537 5th Ave., West Kirkland, WA 98033 or 490 S. Beach Rd., Hobe Sound, FL 33455	—	—	171,232	93,315
F&W Investments 2000 801 California Street Mountain View, CA 94041-2008 Attn: Laird H. Simons III	—	9,902	—	—
F&W Investments LLC-Series 2001 801 California Street Mountain View, CA 94041-2008 Attn: Laird H. Simons III	445	8,630	—	—
F&W Investments LLC-Series 2003 801 California Street Mountain View, CA 94041-2008 Attn: Laird H. Simons III	—	—	31,133	—
F&W Investments LLC-Series 2006 801 California Street Mountain View, CA 94041-2008 Attn: Laird H. Simons III	—	—	—	23,328
GC&H Investments LLC 101 California Street — 5th Floor San Francisco, CA 94111 Attn: John Cardoza	—	17,094	31,133	11,664

	Common	Series AA	Series BB	Series CC
Shareholder	Stock	Preferred	Preferred	Preferred
General Mills Group Trust One General Mills Blvd. Minneapolis, MN 55426 Attn: David Van Benschoten Treasurer	445	58,142	31,133	69,986
HBM BioCapital (EUR) L.P. Attn: John Arnold PO Box 30852 SMB Eucalyptus Bldg., Crewe Road Grand Cayman, Cayman Islands	—	—	—	2,196,051
HBM BioCapital (EUR) L.P. Attn: John Arnold PO Box 30852 SMB Eucalyptus Bldg., Crewe Road Grand Cayman, Cayman Islands	—	—	—	743,383
Kevin Knight c/o Knight Marketing Communications, Ltd. 6726 Churchill Way Dallas, TX 75230	—	—	31,133	23,328
Kevin McQuillan and Deirdre Roake McQuillan, Trustees of the Kevin McQuillan and Deirdre Roake McQuillan 1995 Trust U/A/D 12/9/95 345 Cervantes Road Portola Valley, CA 94028	74	5,469	15,566	16,330
Mac & Co. (as nominee for Pacific Life & Annuity Co.) c/o Pacific Life Insurance Company 700 Newport Center Drive Newport Beach, CA 92660-6397 Attn: Securities Department	—	138,137	—	—
Mac & Co. (as nominee for Pacific Life Insurance Company) c/o Pacific Life Insurance Company 700 Newport Center Drive Newport Beach, CA 92660-6397 Attn: Securities Department	—	168,834	—	—
MedVenture Associates IV, L.P. Attn: Annette Campbell-White 5980 Horton Street, Suite 390 Emeryville, CA 94608	—	—	2,424,657	1,362,638
MedVenture Affiliates IV, L.P. Attn: Annette Campbell-White 5980 Horton Street, Suite 390 Emeryville, CA 94608	—	—	66,003	37,093

	Common	Series AA	Series BB	Series CC
Shareholder	Stock	Preferred	Preferred	Preferred
Menlo Entrepreneurs Fund VII, L.P. 3000 Sand Hill Road Building 4, Suite 100 Menlo Park, CA 94025 Attn: DuBose Montgomery, Managing Director	22,965	89,104	47,896	8,973
Menlo Ventures VII, L.P. 3000 Sand Hill Road Building 4, Suite 100 Menlo Park, CA 94025 Attn: DuBose Montgomery, Managing Director	511,623	2,052,779	1,197,433	224,316
Mitsui & Co. (U.S.A.), Inc. 200 Park Avenue, 36th Floor New York, NY 10166 Attn: Yoichiro Endo,General Manager, Private Equity	—	413,420	—	—
Montreux Equity Partners II SBIC, LP Attn: Howard Palefsky 3000 Sand Hill Road Bldg 1, Ste. 260 Menlo Park, CA 94025	—	—	622,665	466,577
Montreux Equity Partners III SBIC, LP Attn: Howard Palefsky 3000 Sand Hill Road Bldg 1, Ste. 260 Menlo Park, CA 94025	—	—	622,665	900,494
Pequot Private Equity Fund II, L.P. 500 Nyala Farm Road Westport, CT 06880 Attn: Juliet Bakker	7,416	638,966	—	—
PGP/Hunter Partners I, LLC 11111 Santa Monica Blvd., Ste. 1775 Los Angeles, CA 90025 Attn: Mimi Kim, Partner	9,615	198,046	—	—
SightLine Healthcare Fund III, L.P. (formerly Piper Jaffray Healthcare Fund III, L.P.) 50 South 6th Street, Ste. 1390 Minneapolis, MN 55402 Attn: Buzz Benson	—	674,928	—	—
Polaris Venture Partners IV, L.P. Attn: Brian Chee 1000 Winter Street, Ste. 3350 Waltham, MA 02451-1215	—	—	3,671,201	3,205,921
Polaris Venture Partners Entrepreneurs’ Fund IV, L.P. Attn: Brian Chee 1000 Winter Street, Ste. 3350 Waltham, MA 02451-1215	—	—	64,790	60,118

	Common	Series AA	Series BB	Series CC
Shareholder	Stock	Preferred	Preferred	Preferred
Private Life BioMed AG c/o Katja Nehrbab M.M. Warburg & CO Schiffahrtstreuhand Gesellschaft mit beschränkter Haftung Ferdinandstrb 65-67 D-20095 Hamburg, Germany	—	—	—	279,946
Thomas A. Raffin and P. Michelle Raffin, Trustees of the Raffin Revocable Trust 6/10/93 13468 Three Forks Lane Los Altos Hills, CA 94022	6,160	9,444	—	—
Sanjay Bagade c/o Levine Bagade LLP 2483 East Bayshore Road, Ste. 100 Palo Alto, CA 94303	27,303	—	—	4,665
Saratoga Ventures IV, LP Attn: Foster Hendrix 19361 San Marcos Road Saratoga, CA 95070	—	—	—	233,288
Saratoga Ventures V, LP Attn: Foster Hendrix 19361 San Marcos Road Saratoga, CA 95070	—	—	—	233,288
The Board of Trustees of the Leland Stanford Junior Varsity (DAPER I) c/o Ashby McElveen/Saloni Kapadia/Martina Poquet Stanford Management Company 2770 Sand Hill Road Menlo Park, CA 94025	—	—	—	23,328
Upper Lake Growth Capital, LLC 10400 Viking Drive, Suite 530 Eden Prairie, MN 55344 Attn: David Stassen	—	208,096	—	—
Vanguard VII, L.P. Attn: Thomas C. McConnell 525 University Avenue, Ste. 1200 Palo Alto, CA 94301	—	—	—	2,042,081
Vanguard VII-A, L.P. Attn: Thomas C. McConnell 525 University Avenue, Ste. 1200 Palo Alto, CA 94301	—	—	—	193,951
Vanguard VII Accredited Affiliates Fund, L.P. Attn: Thomas C. McConnell 525 University Avenue, Ste. 1200 Palo Alto, CA 94301	—	—	—	66,525

	Common	Series AA	Series BB	Series CC
Shareholder	Stock	Preferred	Preferred	Preferred
Vanguard VII Qualified Affiliates Fund, L.P. Attn: Thomas C. McConnell 525 University Avenue, Ste. 1200 Palo Alto, CA 94301	—	—	—	30,328
Column Totals:	689,874	7,532,231	9,651,305	12,597,572